Exhibit 99.3

SUPERIOR CONSULTANT HOLDINGS CORPORATION
17570 West Twelve Mile Road
Southfield, Michigan 48076

June 9, 2003

Camden Partners Strategic Fund II-A, L.P.
Camden Partners Strategic Fund II-B, L.P.
One South Street
Suite 2150
Baltimore, MD 21201

     RE: Management Rights

Ladies and Gentlemen:

     This letter will confirm our agreement that, upon your purchase of $7.5 million principal amount Senior Subordinated Debentures due 2006 (the “Debentures”), together with warrants (the “Warrants”) to purchase, initially, up to 807,000 shares (subject to adjustment) of common stock, par value $.01 per share (the “Common Stock”), of Superior Consultant Holdings Corporation (the “Company”), Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. (collectively, the “Camden Group”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to you in the applicable financing instruments.

     1.          The Camden Group shall be entitled to appoint a representative (the “Representative”) to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will, upon your reasonable request, meet with the Representative at reasonable intervals at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

     2.          Representatives of the Camden Group may, upon reasonable notice, during normal business hours, examine the books and records of the Company and inspect its facilities and may make reasonable requests for information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations.

     3.          The Company shall give the Representative, concurrently with the delivery to the members of the Board of Directors (“Board”) and all committees thereof, copies of all notices, minutes, consents and other material that the Company provides to its directors, including, without limitation, (i) an annual budget and operating plan for each fiscal year; and (ii) each report, schedule and other document filed or received pursuant to the Federal and state securities laws. The Company shall allow the Representative to attend all Board meetings and all meetings of the Audit

Committee as a visitor at the Company’s reasonable expense, except that the Representative may be excluded from access to any materials or attendance at any meeting or portion thereof if such materials or meeting or portion thereof involves any matter that directly affects or involves the Camden Group or any member thereof or upon advice of counsel (which may be the Company’s general counsel) that such exclusion is reasonably necessary to preserve the attorney-client privilege or to comply with applicable law. Upon reasonable notice and at any meeting of the Board, the Representative may address the Board with respect to the Camden Group’s views regarding significant business issues facing the Company.

     4.          For so long as the Representative is entitled to attend meetings as a visitor in accordance with paragraph 3 hereof, the Company shall: (i) maintain directors’ and officers’ insurance with policy limits of at least $10 million and deductibles at least as favorable to the beneficiaries of such insurance as are currently maintained and otherwise on terms reasonably comparable to the coverage maintained by the Company on the date hereof; and (ii) the Company shall indemnify the Company’s directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware and shall enter into all such agreements and use its best efforts to obtain any necessary amendments to its Certificate of Incorporation or by-laws to give effect to this paragraph 4.

     5.          The Camden Group has agreed, and any Representative that the Camden Group may appoint will agree, to hold in confidence and trust and not use or disclose any non-public information that is identified as confidential or would be expected by a reasonable person to be treated as confidential (“Confidential Information”), in whatever form or format and however it may be embodied, concerning the Company that is furnished, made available, or otherwise disclosed to the Camden Group by or on behalf of the Company, orally or in writing, in connection with your rights under this letter or the transactions consummated in connection herewith. The Camden Group acknowledges that it is aware (and that the representatives of the Camden Group with access to the Company’s information have been or will be advised in writing) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Camden Group and its general partners, directors, officers, and employees shall not purchase or sell securities of the Company while in possession of material non-public information about the Company, nor shall any of them communicate any material non-public information regarding the Company to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company. Any Representative or other officer, partner, employee or agent of the Camden Group that will have access to the Company’s information shall be advised of these confidentiality and insider trading restrictions and shall acknowledge and agree to these restrictions in writing before receiving any Confidential Information concerning the Company.

     6.          The Company shall, upon reasonable notice, furnish to the Camden Group all information that the Camden Group may reasonably request to enable the Camden Group to file any form required by any governmental authority with respect to its investment in the Company.

     7.          With respect to the Camden Group, the rights described herein shall terminate and be of no further force or effect with respect to you upon the earlier to occur of: (i) there ceasing to be any indebtedness outstanding under the Debentures and the Camden Group ceasing to be the holder of, in the aggregate, at least 83% of the shares of Common Stock issued and/or issuable upon exercise of the Warrants (subject to adjustment in connection with a stock split, stock dividend or like recapitalization); and (ii) five years from the date hereof. The confidentiality provisions hereof will survive any such termination.

(Signature page follows)

Very truly yours,

SUPERIOR CONSULTANT HOLDINGS CORPORATION

By:

Name: Richard P. Helppie, Jr. Title: Chief Executive Officer

Acknowledged and agreed to this 9th day of June, 2003

CAMDEN PARTNERS STRATEGIC FUND II-A, L.P.

	By:	Camden Partners Strategic II, LLC, its General Partner

By:

Name: David L. Warnock Title: Managing Member

CAMDEN PARTNERS STRATEGIC FUND II-B, L.P.

	By:	Camden Partners Strategic II, LLC, its General Partner

By:

Name: David L. Warnock Title: General Partner